Exhibit 99.1

Kemper Corporation One East Wacker Drive Chicago, IL 60601 kemper.com

Press Release

February 10, 2016

Kemper Announces Property & Casualty Leadership Change

CHICAGO—(BUSINESS WIRE)—Kemper Corporation announced today that Denise I. Lynch is leaving her position as Property & Casualty Group Executive, effective immediately, to pursue opportunities outside of the company.

On an interim basis, Joseph W. Metz, Kemper Personal and Commercial Lines President, will partner with Joseph P. Lacher, Jr., Kemper’s President and Chief Executive Officer, to lead the Property & Casualty segment. A search is underway for a new Property & Casualty Group Executive.

Metz joined Kemper in November 2015, and he will report directly to Lacher in his interim role. The Property & Casualty segment includes the Kemper Personal and Commercial Lines, Kemper Specialty California and Alliance United businesses as well as Property & Casualty Group shared services.

About Kemper
The Kemper family of companies is one of the nation’s leading insurers. With $8 billion in assets, Kemper is improving the world of insurance by offering personalized solutions for individuals, families and businesses. Kemper's businesses collectively:

•	Offer insurance for home, auto, life, health and valuables

•	Service six million policies

•	Are represented by 30,000 agents and brokers

•	Employ 6,000 associates dedicated to providing exceptional service

•	Are licensed to sell insurance in 50 states and the District of Columbia

Learn more about Kemper.

Contact:

Diana J. Hickert-Hill
312.661.4930
investors@kemper.com